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
                                                    Financial Statement 2-B
                                                                Page 1 of 2

               NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                     Statement of Consolidated Income
                  Twelve Months Ended September 30, 1995
                          (Actual and Pro Forma)
                                (Unaudited)
                                               Actual AdjustmentsPro Forma
                                               ------ --------------------
                                                              (In Thousands)
Operating revenue                            $2,248,401          $2,248,401
                                             ---------- -------  ----------
Operating expenses:
  Fuel for generation                           221,209             221,209
  Purchased electric energy                     554,381             554,381
  Other operation                               506,576             506,576
  Maintenance                                   154,850             154,850
  Depreciation and amortization                 269,265             269,265
  Taxes, other than income taxes                126,299             126,299
  Income taxes                                  117,670 $(1,050)    116,620
                                             ---------- -------  ----------
      Total operating expenses                1,950,250  (1,050)  1,949,200
                                             ---------- -------  ----------
      Operating income                          298,151   1,050     299,201

Other income:
  Allowance for equity funds used during
   construction                                  10,690              10,690
  Equity in income of generating companies        9,728               9,728
  Other income (expense) - net                   (2,666)             (2,666)
                                             ---------- -------  ----------
      Operating and other income                315,903   1,050     316,953
                                             ---------- -------  ----------

Interest:
  Interest on long-term debt                    105,284   3,000     108,284
  Other interest                                 14,961              14,961
  Allowance for borrowed funds used during
   construction                                 (13,494)            (13,494)
                                             ---------- -------  ----------
      Total interest                            106,751   3,000     109,751
                                             ---------- -------  ----------

Income after interest                           209,152  (1,950)    207,202

Preferred dividends of subsidiaries               8,689               8,689
Minority interests                                7,732               7,732
                                             ---------- -------  ----------

      Net income                             $  192,731 $(1,950)$   190,781
                                             ========== =======  ==========

Average common shares                        64,955,646          64,955,646

Net income per common share                       $2.97  $(0.03)      $2.94


                      Statement of Retained Earnings
                          (Actual and Pro Forma)

Retained earnings at beginning of period     $  778,685          $  778,685
Net income                                      192,731 $(1,950)    190,781
Dividends declared on common shares            (151,326)           (151,326)
                                             ---------- -------  ----------
Retained earnings at end of period           $  820,090 $(1,950) $  818,140
                                             ========== =======  ==========
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                                          Financial Statement 2-B
                                                      Page 2 of 2


           NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES


      The pro forma adjustments to show the estimated effect of the proposed transaction on the foregoing consolidated Income Statement for the twelve months ended September 30, 1995 are as follows:



     Debit  - Interest on long-term debt               $3,000,000


     Amount calculated on $30,000,000 principal amount of New Note issue at an assumed interest rate of 10 percent.


     Credit - Income taxes                             $1,050,000


   To reflect the federal income tax effect as a result of the above adjustment to interest expense.